BISYS FUND SERVICES
CODE OF ETHICS
EXHIBIT G

CERTIFICATION TO FUND BOARDS

BISYS Fund Services (“BISYS”) requires that all directors, officers and associates of BISYS (“Covered Persons”) certify, upon becoming subject to the BISYS Code of Ethics (the “Code”) and annually thereafter, that they have read and thoroughly understand and agree to abide by the conditions set forth in the Code. If such Covered Persons are deemed to be Access Persons under the Code, they are required to submit Initial and Annual Holdings Reports. Access Persons must also submit Transaction Reports to the Code Compliance Officer, reporting all personal securities transactions in Covered Securities for all accounts in which the Access Person has any direct or indirect beneficial interest within thirty (30) days of entering into any such transactions. Access Persons must disclose all accounts and direct each of their brokers, dealers, banks or transfer agents to send duplicate trade confirmations and statements of all such personal securities transactions directly to the Code Compliance Officer. For Funds where BISYS serves as Distributor and Fund Accountant, the Code Compliance Officer undertakes a quarterly review of each Access Person’s personal securities transactions against the investment portfolio of each fund of which they are deemed an Access Person. For Funds where BISYS serves as Distributor but not the Fund Accountant, upon request the Code Compliance Officer will make information available to the Fund’s Chief Compliance Officer regarding all personal securities transactions of Access Persons to the Fund.

The undersigned hereby certifies that BISYS has adopted Procedures reasonably designed to prevent Access Persons from violating BISYS’ Code and the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended.

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Wayne Rose	Date
Code Compliance Officer
BISYS Fund Services

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